Exhibit 99.2
FOR IMMEDIATE RELEASE
October 28, 2008

	For Further Information, Contact:

	Chris A. Karkenny	or	Michael E. Polgardy
	Chief Financial Officer		Treasurer
	949.639.4990		949.639.4357
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
THE BLACKSTONE GROUP COMPLETES ACQUISITION OF
APRIA HEALTHCARE GROUP INC.
     LAKE FOREST, CA...October 28, 2008...Apria Healthcare Group Inc. (NYSE: AHG) today announced that The Blackstone Group (NYSE: BX) has completed its acquisition of Apria for a total purchase price of approximately $1.7 billion, inclusive of retired debt and associated transaction costs. Under the terms of the agreement, Apria stockholders will receive $21.00 in cash for each share of Apria common stock that they own, without interest and less applicable withholding taxes.
     After almost 11 years with Apria, Lawrence M. Higby has elected to retire from his position as Chief Executive Officer. He will continue to work as Vice Chairman and advisor to ensure a smooth transition. The search for a successor CEO is underway. In the interim Dr. Norman C. Payson, an Apria board member for the past two years and a former managed care executive, will serve as Executive Chairman and interim Chief Executive Officer.
     Dr. Payson commented, “Larry Higby and his team have done an outstanding job in growing Apria from $940 million in revenues in 1999, as a provider of primarily home respiratory and medical equipment services, to $2.1 billion in revenues as a highly diversified and high quality provider of a broad range of homecare services. He and his team have grown Apria into the leading U.S. home healthcare company. In addition, Larry’s personal leadership of numerous industry-wide initiatives has been critical to the Company’s success.”
     “Our alliance with Blackstone will enable Apria to continue to expand and enhance the homecare services we provide to millions of patients and thousands of customers each year,” said Mr. Higby. “Blackstone brings an experienced group of long-term healthcare investors who are committed to reinforcing our company’s mission of being our patients’ and customers’ first choice for homecare services in the United States. With the consummation of the merger, we look forward to continued growth and success as the nation’s leading home healthcare company. On behalf of Apria’s management and Board of Directors, I want to thank our stockholders and dedicated employees for their support through this process.”
     Blackstone Senior Managing Director Neil Simpkins said, “We look forward to working with Apria team members to build on the Company’s track record of delivering high quality medical care. We are fortunate to have Norm Payson taking a leadership role to ensure continuity and to accelerate our future growth plans for Apria. Dr. Payson brings a great deal of healthcare industry expertise as both a physician and experienced executive.”
     Dr. Payson added, “With the help of our dedicated employees, I am looking forward to partnering with Blackstone to ensure the Company continues its commitment to high quality patient care and its growth trajectory.”
     With the closing of the transaction, trading in Apria common stock will halt at the close of business today. Letters of transmittal allowing Apria’s stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. Stockholders who hold shares through a bank, broker or other nominee will receive instructions from their bank, broker or other nominee as to how to effect the surrender of their stock and receive cash for the stock.
     Goldman, Sachs & Co. acted as financial advisor to Apria’s Board of Directors, and Gibson, Dunn & Crutcher LLP acted as legal advisor to Apria. Munger Tolles & Olson LLP acted as legal advisor to the independent members of Apria’s Board of Directors. Banc of America Securities LLC, Wachovia Capital Markets, LLC and Barclays Capital acted as financial advisors and Simpson Thacher & Bartlett LLP acted as legal advisor to Blackstone.
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About Apria Healthcare Group Inc.
     Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $1.6 billion in annual net revenues ($2.1 billion if Apria’s December 3, 2007 acquisition of Coram, Inc. were included for the full year), it is the nation’s leading home healthcare company.

About The Blackstone Group
     Blackstone (NYSE: BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm accomplishes this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.
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